                                                                    EXHIBIT 99

                        [ACME METALS INCORPORATED LOGO]

               September 7, 2000

WCI Steel, Inc.
1040 Pine Avenue, SE
Warren, OH 44483-6528

Gentlemen:

     This letter (this "Letter") will confirm the discussions among Acme Steel Company ("Acme"), Acme Metals Incorporated ("Metals") and WCI Steel, Inc. ("Purchaser") regarding the proposed sale by Acme to Purchaser of Acme's integrated coke, iron and steel production business (but excluding Acme's cold reduction mill, that certain R-67 slitting machine and the steel fabricating business of Acme's affiliates) (the "Acquired Assets") (the "Transaction").

     1. Material Terms of the Transaction. Certain material terms of the Transaction are summarized in the Term Sheet attached hereto as Exhibit A. Capitalized terms used herein and not defined shall have the respective meanings set forth in the Term Sheet. The parties intend to negotiate in good faith towards the execution of a mutually satisfactory definitive purchase agreement (a "Purchase Agreement") by October 23, 2000 or as soon as practicable thereafter. However, the parties understand that this Letter is preliminary, and that neither this Letter nor the Term Sheet hereto contains all matters that will be set forth in a Purchase Agreement. In any event, this Letter and the Term Sheet do not constitute a binding agreement or commitment with respect to the Transaction. A binding commitment of the parties with respect to the Transaction will arise only upon execution of, and as set forth in (and subject to the terms and conditions set forth in), a Purchase Agreement. Either Acme and Metals, on the one hand, or Purchaser, on the other, may discontinue negotiations at any time. Notwithstanding the foregoing, paragraphs 2(C), and 3 through 7, of this Letter are binding on the parties hereto.

     2.   Certain Bankruptcy Matters.

          (A) The sale contemplated by a Purchase Agreement will be subject to Acme's right to propose and confirm a chapter 11 plan of reorganization that does not include a sale of the Acquired Assets (a "Stand Alone Plan") or a plan or sale transaction involving a Competing Bid (as defined below). The Interim Order (defined below) will provide for a break-up fee in the amount of $5,000,000 (the "Break-Up Fee"), or for the Alternate Fee (as defined and provided for below), plus reimbursement of all reasonable out-of-pocket costs and expenses, including reasonable attorneys fees (but in any event excluding internal costs such as wages and salaries of employees and overhead), incurred by Purchaser at any time subsequent to April 24, 2000 in connection with the negotiation, execution or consummation of the Transaction (including performance of due diligence), up to an aggregate amount of $500,000 (the "Expense Reimbursement"). The Break-Up Fee or Alternate Fee, as applicable, and Expense Reimbursement shall be earned by and payable to the Purchaser only as follows:

               (i) Competing Bid. (a) Except as otherwise provided in subparagraphs (i)(b), (iii), and (iv) below, in the event the Bankruptcy Court for the District of Delaware (the "Court") approves a higher or better competing bid on the Acquired Assets (a "Competing Bid"), Purchaser shall earn the Break-Up Fee and Expense Reimbursement upon entry of the order approving such Competing Bid.

               (b) Notwithstanding subparagraph (i)(a) above, the Break-Up Fee shall not be earned by or payable to Purchaser in any of the following situations:

                    (1) the Court has approved a Competing Bid submitted by the United Steelworkers of America ("USWA"); or

                    (2) either the Purchaser or Acme terminates negotiations pursuant to a Notice Letter (as defined below), but only if the Acme companies have negotiated with the Purchaser in good faith, and if the Purchaser has requested any material change in (or requested any provision in a Purchase Agreement that is inconsistent in any material respect with) the provisions of the Term Sheet, except for any such request made in good faith as a result of information first learned by the Purchaser, or events or changes occurring, after the date of this letter, or the Purchaser has otherwise not negotiated in good faith with the Acme companies or the USWA; or

                    (3) a period of 9 months or more elapses between the date on which the Court enters the Interim Order (defined below) and the date on which a Competing Bid, is submitted to the Court for approval.

     As used herein, a "Notice Letter" means a written notice by either Acme or Purchaser to the other party terminating the negotiation of a Purchase Agreement.

               (ii) Stand Alone Plan. (a) Except as otherwise provided in the following sentence and in subparagraphs (ii)(b), (iii) and (iv) below, in the event the Court confirms a Stand Alone Plan, the Purchaser shall earn the full $5,000,000 Break-Up Fee and Expense Reimbursement. Except as otherwise provided in subparagraphs (ii)(b), (iii) and (iv) below, if no Purchase Agreement is executed and the Court thereafter confirms a Stand Alone Plan, the Purchaser shall not earn or be paid the full $5,000,000 Break-Up Fee, but shall instead earn an alternate break-up fee (the "Alternate Fee") in the amount of $2,000,000 and Expense Reimbursement.

               (b) Notwithstanding subparagraph (ii)(a) above, neither the Break-Up Fee nor the Alternate Fee shall be earned by or payable to the Purchaser in any of the following situations:

                     (1) Acme has negotiated with Purchaser in good faith and no Purchase Agreement is executed by Acme and the Purchaser because (in whole or in part) (x) either Acme or the Purchaser determines in good faith that one or more conditions precedent (to its or the other party's obligations) or deadlines contemplated by the Term Sheet, other than the condition identified in paragraph 16(h) of the Term Sheet, will not timely be satisfied or met and has not been waived, or (y) the Purchaser requests any material change in (or requests any provision in a Purchase Agreement that is inconsistent in any material respect with) the provisions of the Term Sheet; or

                     (2) a Purchase Agreement is executed and delivered by Acme and the Purchaser but the Closing does not occur for any reason other than a material inaccuracy in any of the representations or warranties made by Acme in such Purchase Agreement or a material breach by Acme of any of its covenants in such Purchase Agreement.

               (iii) Expense Reimbursement Limitations. The Expense Reimbursement shall be earned by Purchaser upon entry of the Interim Order and shall be payable to Purchaser in accordance with subparagraph 2(A)(v) below unless a Purchase Agreement is not executed by Acme and the Purchaser because (in whole or in part) (a) the Purchaser failed to negotiate in good faith with the Acme companies or the USWA or (b) without limitation of clause (a) hereof, the Purchaser requests any material change in (or requests any provision in a Purchase Agreement that is inconsistent in any material respect with) the provisions of the Term Sheet, except for any such request made in good faith as a result of information first learned by the Purchaser, or events or changes occurring, after the date of this letter.

               (iv) General Limitation. In any event, however, neither the Break-Up Fee, nor the Alternate Fee, nor Expense Reimbursement will be payable if (a) the Closing occurs, or (b) the Closing does not occur due in whole or in part to any material breach of any representation, warranty or covenant by the Purchaser, or (c) Purchaser does not proceed in good faith to negotiate the Purchase Agreement.

               (v) Time of Payment. The Break-Up Fee and Expense Reimbursement, once earned, shall be payable to the Purchaser upon the earlier to occur of either (a) the closing of the transaction contemplated by the Court-approved Competing Bid or (b) on the effective date of a confirmed Stand Alone Plan. The Alternate Fee, once earned, shall be payable to the Purchaser on the effective date of a confirmed Stand Alone Plan. Notwithstanding the two immediately preceding sentences, the Expense Reimbursement, once earned, shall be payable regardless of whether a Competing Bid or Stand Alone Plan occurs, unless Purchaser forfeits its right to such payment pursuant to subparagraphs 2(A)(iii)(a) or (b) or 2(A)(iv) above.

               (B) Pursuant to section 363 of the Bankruptcy Code, a Purchase Agreement will require entry of an Approval Order (the "Approval Order") by the Court, which will be substantially in a form annexed as an exhibit to such Purchase Agreement and which Approval Order the parties will, subject to the proviso set forth in paragraph 2(C)(i) below, use their reasonable best efforts to cause the Court to enter on or before December 8, 2000. The Approval


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                                                                               4

Order shall approve and authorize the sale of the Acquired Assets to Purchaser free and clear of all liens, claims, encumbrances and other interests, except for any Permitted Liens, as defined and specified in a Purchase Agreement (including without limitation the lease to NACME Steel Processing, LLC of a portion of Acme's Riverdale, Illinois site), and shall authorize Acme to assume and assign to Purchaser all unexpired, executory leases and contracts included in the Acquired Assets. Purchaser shall be responsible for any cure payments owed to any third party of such assigned leases and contracts pursuant to section 365 of the Bankruptcy Code that are set forth in a schedule provided by Acme on or before the date on which the Purchase Agreement is executed evidencing the amount necessary to cure any default under such contracts or in an order of the Court fixing such cure amounts.

               (C) Acme and Purchaser will seek entry of an Interim Order (the "Interim Order") by the Court, which shall be in a form mutually satisfactory to Acme and Purchaser and which the parties shall use their reasonable best efforts to cause the Court to enter on or before September 29, 2000. The Interim Order shall, among other things:

                     (i) schedule the date for the hearing regarding approval of a Purchase Agreement, provided that in no event will such hearing occur prior to the satisfaction or waiver of the condition identified in paragraph 16(g) of the Term Sheet;

                     (ii) approve the payment of the Break-Up Fee, or the Alternate Fee, as the case may be, and Expense Reimbursement as specified in paragraph 2(A) as administrative expenses pursuant to section 503(b)(1)(A) of the Bankruptcy Code entitled to the priority set forth in section 507(a)(1) of the Bankruptcy Code; and

                     (iii) set forth commercially reasonable bidding procedures and requirements regarding Competing Bids, including (among other things)
     (x) a minimum initial incremental bidding requirement of not less than $7 million greater overall value to Acme than that provided by the Transaction (the "Initial Competing Bid Amount"), (y) subsequent incremental bidding requirements of at least $1 million in excess of the higher of (A) the last bid or (B) the Initial Competing Bid Amount, and (z) in the event a Competing Bid is chosen by Acme as the highest or best offer for the Acquired Assets, the making of a deposit by such Competing Bidder in an aggregate amount equal to $5,000,000; PROVIDED, HOWEVER, that any Competing Bid submitted by the USWA shall not be subject to the bidding requirements set forth in this paragraph 2(C)(iii).

     3. Confidentiality Agreement. The parties hereto acknowledge and agree that the Confidentiality Agreement dated May 24, 1999 between Metals and Renco Group Inc. shall survive the execution and delivery of this Letter or any termination hereof; PROVIDED, HOWEVER, that notwithstanding anything to the contrary set forth therein, the parties agree that within two business days after the date of this letter, the parties will jointly prepare and issue a mutually satisfactory press release.

     4. Counter parts. This Letter may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same Letter.

     4. Counterparts. This Letter may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same Letter.

     5. Amendments. This Letter may be amended only by an instrument in writing signed by the parties.

     6. Governing Law, This Letter shall be governed by and construed in accordance with the laws of the State of Delaware.

     7. Entire Agreement. Subject to Section 3 hereof, this Letter sets forth the entire understanding between the parties hereto relating to the subject matter hereof.

     If the terms of this Letter are acceptable to you, please sign and return the enclosed counterpart to the undersigned.

                                        Very truly yours,

                                        ACME STEEL COMPANY

                                        By /s/ Stephen D. Bennett
                                           -------------------------------------
                                           Name: Stephen D. Bennett
                                           Title: Chairman

                                        ACME METALS INCORPORATED

                                        By /s/ Stephen D. Bennett
                                           -------------------------------------
                                           Name: Stephen D. Bennett
                                           Title: Chairman, President and Chief
                                           Executive Officer



Accepted and Agreed to
as of the date first written above

WCI STEEL, INC.

By
   ---------------------------------
   Name:
   Title:

     4. Counterparts. This Letter may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same Letter.

     5. Amendments. This Letter may be amended only by an instrument in writing signed by the parties.

     6. Governing Law, This Letter shall be governed by and construed in accordance with the laws of the State of Delaware.

     7. Entire Agreement. Subject to Section 3 hereof, this Letter sets forth the entire understanding between the parties hereto relating to the subject matter hereof.

     If the terms of this Letter are acceptable to you, please sign and return the enclosed counterpart to the undersigned.

                                        Very truly yours,

                                        ACME STEEL COMPANY

                                        By
                                           -------------------------------------
                                           Name:
                                           Title:

                                        ACME METALS INCORPORATED

                                        By
                                           -------------------------------------
                                           Name:
                                           Title:



Accepted and Agreed to
as of the date first written above

WCI STEEL, INC.

By /s/ John P. Jacunsk
   ---------------------------------
   Name: John P. Jacunsk
   Title: Vice President and
          Chief Financial Officer

                                                                       EXHIBIT A

                       ACME STEEL COMPANY/WCI STEEL, INC.

             TERM SHEET FOR AN AGREEMENT (THE "PURCHASE AGREEMENT")

                    FOR THE SALE OF THE STEEL MAKING SEGMENT

                               SEPTEMBER 7, 2000

     1. Parties. The seller will be Acme Steel Company ("Acme"). The acquiror will be WCI Steel, Inc. ("Purchase").

     2. Acquired Assets. The "Business" means Acme's integrated coke, iron and steel production business, but excluding Acme's cold reduction mill, that certain R-67 slitting machine and the steel fabricating business of Acme's affiliates. "Related to the Business" means used or held for use, or entered into, by Acme primarily in connection with, or arising primarily out of, the conduct of the Business in the ordinary course. Purchaser will Acquire, as they exist as of the closing of the acquisition (the "Closing"), (i) all assets of Acme Related to the Business and (ii) in any event, all of the following:

                     (1) (x) all of the parcels of real property owned in fee by Acme as of the date of this Term Sheet and described in Schedule I annexed hereto (it being understood that such maps are not intended as precise descriptions of the areas indicated thereon (or of the size thereof)), the undeveloped property, adjoining the "Pickling & Slitting Facility" shown on
Schedule 1, owned by Acme, and the platted residential lots around the blast furnace and the coke plant owned by Acme, and (y) all buildings and improvements located thereon and owned by Acme, ((x) and (y) collectively, the "Acme Real Property"), the Acme Real Property to be conveyed subject to a retained right to use a portion of the Riverdale site as described in Section 13 below, and (except for the Excluded Assets described in clause (iii) of Section 3) all of the machinery and equipment of Acme located in such buildings, in each case regardless of the extent, if any, to which such assets are Related to the Business on the date of the Purchase Agreement or the Closing date;

                     (2) forth on Schedule 2 annexed hereto; the leases of real property leased by Acme as lessee, set

                     (3) Acme's interests in NACME Steel Processing, LLC ("NACME") and Wabush Iron Co., Ltd. ("Wabush");

                     (4) all contracts (including binding bids) of Acme Related to the Business (x) entered into prior to September 28, 1998 (the "Petition Date") and assumed by Acme pursuant to section 365 of the Bankruptcy Code prior to or (with the consent of Purchaser,



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                                                                               2

not to unreasonably be withheld or delayed) after the execution of the Purchase Agreement, including without limitation (and without the need for any such consent by Purchaser) all contracts with, or relating to Acme's interests in, NACME or Wabush, Acme's contracts with the United Plant Guard Workers of America relating to the Chicago and Riverdale properties, Acme's power supply agreement with ComEd (as presently in effect or as presently proposed to be modified and assumed by Acme), the modified EIRB Bonds as described in clause (v) of Section 4 below and such other contracts as may be specified in the Purchase Agreement, or (y) entered into on or after the Petition Date, including without limitation (but subject to Section 12) all contracts relating to the contemplated future relining of Acme's blast furnace (including without limitation replacement or repair of the blast furnace bustle pipe currently scheduled for April 2001 and the other mechanical, electrical or structural blast-furnace related work outside of the interior of the blast furnace to be performed at the same time) (the "Reline"). The Purchase Agreement will contain a schedule of all then-outstanding Acme contracts (including leases) assigned to Purchaser requiring future payments in excess, in the aggregate, of $50,000, and customary negative covenants relating to Acme's entering into material contracts after the date of the Purchase Agreement; and

                     (5) all accounts receivable, inventory, machinery and equipment, intellectual property, business records and transferable permits of Acme Related to the Business.

Acme also will cause to be conveyed certain desktop computer terminals and similar equipment (but not servers) to be specified owned by Acme Metals Incorporated ("Metals") but used by employees of Acme primarily in connection with the Business. The parties are still in the process of identifying ownership as among Metals and its Subsidiaries of certain limited shared assets such as certain software and software licenses (other than Acme's and/or Metals' MIS system, which will be an Excluded Asset), and certain fiber optics and electrical wiring systems at the Riverdale and Chicago sites, and the status of these assets will be clarified in the Purchase Agreement. The assets described above in this Section 2 as to be acquired by the Purchaser, less the Excluded Assets, may be referred to collectively as the "Acquired Assets".

     3. Excluded Assets. The following assets (the "Excluded Assets"), as they exist as of the Closing, will be excluded from the Acquired Assets and will not be sold to Purchaser:

          (i) cash or cash equivalents, security deposits of Acme with vendors, suppliers or other third parties and indebtedness for borrowed money (or similar obligations) ("Indebtedness") owed to Acme;

          (ii) the name and mark "Acme", and any name or mark derived from or including "Acme" (provided that Acme and/or Metals may be required to recognize the right, as between the Acme companies and NACME, of NACME to continue to use the name "NACME" notwithstanding the incorporation therein of the word "Acme");

          (iii) Acme's properties and assets used or held for use as of the Closing primarily in connection with, Acme's cold reduction mill currently operated at the

     Riverdale, Illinois site (other than the Acme Real Property itself), and that certain R-67 slitting machine currently located at such site;

          (iv) any subsidiary of Acme or any other equity interest of Acme in any other person, other than the NACME and Wabush investments;

          (v) subject to the first sentence of the last paragraph of Section 2, and to Section 14 below, Acme's and/or Metals' MIS system (including software and equipment);

          (vi) accounts receivable from, or other rights or claims against, Metals or other wholly-owned subsidiaries of Metals, other than (1) any of the foregoing arising from intercompany sales in the ordinary course of business after the Petition Date and (2) other intercompany payables/receivables arising in the ordinary course of business after the Petition Date;

          (vii) any contracts other than those described above to be included in the Acquired Assets, including without limitation (1) the letter of credit referred to in the notes to Metal's consolidated financial statements for the fiscal year ended December 26, 1999 (the "1999
     Financial Statement Notes") under the heading "Raytheon Engineers & Contractors, Inc.", (2) the related EPC contract with Raytheon, (3) the Agreement to Resolve Certain Claims dated as of June 30, 1998 among Acme, Raytheon and SMS Scholemann-Seimag AG (now known as SMS-Demag AG) and the related SMS letter of credit and (4) the indemnification agreements with Interlake Corporation described in the 1999 Financial Statement Notes under the heading "Interlake Corporation";

          (viii) any rights to refunds of taxes (other than non-income taxes arising after the Petition Date);

          (ix)   avoidance causes of action under the Bankruptcy Code; and

          (x)    any other assets so specified in the Purchase Agreement.

For the avoidance of doubt, it is understood that Acme will be entitled to retain any dividends paid to it by NACME prior to the Closing. The Purchase Agreement will contain appropriate provisions to be agreed concerning outstanding Acme or Metals insurance policies to the extent they relate to the Business.

     4. Assumed Liabilities. At the Closing, Purchaser will assume the Assumed Liabilities. The "Assumed Liabilities" will include all liabilities and obligations (of whatever nature, known or unknown) ("Liabilities") of Acme, arising out of the conduct of the Business in the ordinary course on or after the Petition Date, as they exist as of the Closing, other than Excluded Liabilities. Without limitation of the foregoing, and without regard to clause
(i) of the definition of Excluded Liabilities, the Assumed Liabilities in any event will include the following as they exist as of the Closing:

          (i) all Liabilities of Acme under the contracts included in the Acquired Assets;

          (ii) without limitation of Section 8 below, all Liabilities of Acme in respect of any and all products sold by the Business in the ordinary course after the Petition Date;

          (iii) all Liabilities, including without limitation environmental/health and safety (including without limitation potential remediation) Liabilities ("Environmental Liabilities"), of Acme or any of its affiliates associated with any owned or leased real property included in the Acquired Assets (or any buildings, improvements, machinery or equipment located thereon), other than Fabricating Environmental Liabilities (as defined in the Riverdale Retained Use and Services Agreement) (the Liabilities described in this clause (iii), the "Properties Environmental Liabilities");

          (iv) all Plan Liabilities and all Employee Liabilities (each as defined below);

          (v) all Liabilities of Acme and Metals under the 7.95% Environmental Improvement Bonds due April 2025 and the 7.90% Environmental Improvement Bonds due April 2024, each issued by the Village of Riverdale, Illinois, the related Loan Agreements between Acme and the Village of Riverdale and the other related contracts (collectively, the "EIRB Bonds"), after giving effect to, but excluding any special fees, expenses, penalties or other amounts that may be payable under the EIRB Bonds in connection with, any EIRB Settlement referred to in Section 6(i) below; and

          (vi) subject to Section 12, all Liabilities incurred in connection with the Reline.

     5.   Excluded Liabilities. The "Excluded Liabilities" are:

          (i) Liabilities that (in the case of Liabilities that are unknown or are not quantifiable, assuming such Liabilities were known and were quantifiable) would be classified as long-term liabilities on a balance sheet of Acme prepared in accordance with generally accepted accounting principles (and prepared and presented in a manner consistent with past practice of Acme), including all Indebtedness of Acme and its affiliates, all of this clause (i) being subject to and not in limitation of the specified Assumed Liabilities described in clauses (i) through (vi) of
     Section 4;

          (ii) accounts payable, and other obligations, of Acme to Metals or any of Metals' other wholly-owned subsidiaries, in each case other than (1) any of the foregoing arising from intercompany sales in each case in the ordinary course of business after the Petition Date and (2) other intercompany payables/receivables arising in the ordinary course of business after the Petition Date; and

          (iii) all Liabilities of Acme and its affiliates in respect of income taxes with respect to periods prior to the Closing.

For the avoidance of doubt, the Assumed Liabilities shall not include (1) the potential liability of Acme to the Internal Revenue Service described in the 1999 Financial Statement Notes under the heading "Interlake Corporation", and
(2) the potential liability of Acme described in such Notes under the heading "Raytheon Engineers & Contractors, Inc." Purchaser shall not assume any Liabilities other than the Assumed Liabilities, provided that this does not limit any express obligation of Purchaser contemplated by this Term Sheet (or the letter to which this Term Sheet is attached (the "Letter") or set forth in the Purchase Agreement.

     6. Purchase Price. The purchase price for the Acquired Assets (the "Purchase Price") shall consist of:

          (i) the "Cash Component," which shall be payable by Purchaser in full at the Closing to Acme (or its designee) and shall consist of:

               (x) for Acme's interests in Wabush, a sum to be specified in the Purchase Agreement (the "Wabush Amount"); plus

               (y) for Acme's interests in NACME, a sum to be specified in the Purchase Agreement (the "NACME Base Amount"); plus

               (z) for the other Acquired Assets, the sum of (A) $116,400,000, minus (B) the sum of the Wabush Amount and the NACME Base Amount, plus
          (C) an amount equal to the product of (1) the excess (if any) of $15,519,852 over the amount of the allowed secured claim in respect of the EIRB Bonds as of the Closing date after giving effect to any agreement or stipulation heretofore or hereafter entered into with the indenture trustee and/or the holders of the EIRB Bonds and approved by the Bankruptcy Court which has the effect of fixing the amount of such allowed secured claim as of such date at an amount less than $19,930,000 (an "EIRB Settlement"), multiplied by (II) 0.533; and

          (ii) delivery and assignment to Acme (or its designee) at the Closing of all of the 10.875% Senior Unsecured Notes of Metals owned beneficially or of record by Purchaser or any of its affiliates as of the date of this Term Sheet, but in any event not less than $59,425,000 aggregate unpaid principal amount (as of the Closing) of such Notes; and

          (iii)  assumption of the Assumed Liabilities.

In addition to the foregoing, Purchaser understands that it is Acme's position, and agrees in principle, that the Purchase Price does not compensate Acme for, and Acme is entitled to be compensated for, any NACME 2000 Earnings (as defined below). Accordingly, it is contemplated that after the execution of the Letter, Purchaser, Acme and the National Entities (as defined below) will negotiate arrangements satisfactory to all such persons with respect to the NACME 2000 Earnings. The term "NACME 2000" Earnings means an amount equal to the excess, if any, of (1) 40% of the net earnings from operations of NACME for the period of January 1, 2000 through the Closing Date over (2) the sum of (x) any dividends paid to Acme by

NACME during such period, other than the dividends paid in February and June of 2000, plus (y) $91,200.

     7. Deposit. Purchaser will deposit the amount of $5,000,000 into escrow upon signing of the Purchase Agreement (the "Deposit"). In the event the Closing occurs, the Deposit, plus accrued interest thereon, would be released to Acme (or its designee), but Purchaser would receive a credit therefor against the Cash Component. In the event that the Closing does not occur, the Deposit, and accrued interest thereon, would be released to Purchaser unless the failure of the Closing to occur is attributable in whole or in part to a material breach or material inaccuracy of any representation, warranty or covenant of Purchaser, in which case (and without limitation of any remedy Acme may have with respect to such breach or inaccuracy) such funds would be released to Acme.

     8. Purchase Price Adjustments; Special Reserve Account. (a) The Cash Component shall be increased by the amount by which Working Capital exceeds the Target Amount, and the Cash Component shall be decreased by the amount by which Working Capital is less than the Target Amount. Subject to Section 12, the Cash Component also shall be increased by an amount equal to Aggregate Reline Costs.

     "Working Capital" shall mean:

          (i) all current assets included in the Acquired Assets, excluding from such computation current assets on account of retiree medical, retiree life insurance or pensions and provided that, in light of Section 8(b) below, there shall not be any reserve against (or other diminution in) current assets on account of possible returns/credits with respect to Near-Closing Steel Orders, minus

          (ii) all current liabilities included in the Assumed Liabilities, but in any event excluding from such computation of current liabilities (1) any Properties Environmental Liabilities (or, for the avoidance of doubt, any Fabricating Environmental Liabilities), (2) current liabilities on account of retiree medical, retiree life insurance or pensions, (3) for the avoidance of doubt, any Liabilities under the Key Employee Retention Plan, or any Plan Liabilities or Employee Liabilities that will be incurred by reason of consummation of the Closing (including without limitation as a result of termination of employment upon consummation of the Closing), (4) subject to Section 12, any current liabilities to the extent attributable to the Reline, (5) any current liabilities as a result of any deferral or cancellation of Reline-related contracts pursuant to the last sentence of
     Section 12, (6) any current liabilities relating to the EIRB Bonds, (7) any current liabilities related to preparing for implementation of the Transition Services Agreement described in Section 14 below, and (8) any current liability for "cure costs" for which Purchaser is to be responsible as described in Section 2 of the Letter, all as would be reflected on the face of a balance sheet of Acme as of immediately prior to the Closing.

     Working Capital shall be determined using the same accounts, accounting methods, accounting practices, assumptions (including without limitation discount rates), policies and methodologies as were used by Metals in connection with the consolidated financial statements of Metals included in Metal's 10-K for the year ended December 26, 1999 (including without limitation those specified in the Purchase Agreement), except that inventories shall be valued at current "standard cost" (determined in the manner historically used by Metals) unadjusted for any LIFO reserve. In any event, Working Capital shall be determined based solely on facts and circumstances existing as of immediately prior to the Closing, as known to Acme as of immediately prior to the Closing.

     The "Target Amount" means $91,812,000.

     "Aggregate Reline Costs" shall mean all out-of-pocket costs and expenses (including without limitation for preparation of drawings and designs and the like) incurred by Acme at any time prior to the Closing in connection with the Reline, except to the extent that such costs and expenses are dollar-for-dollar reflected in Working Capital current assets.

     Acme shall be responsible for the preparation of the initial calculations of Working Capital and Aggregate Reline Costs, and Purchaser shall cooperate fully with Acme in connection therewith. The Purchase Agreement shall contain other customary provisions concerning the determination of Working Capital and Aggregate Reline Costs (including independent accounting firm resolution of disputes). Any adjustment of the Cash Component pursuant to this Section 8(a) shall be paid together with interest accruing from the Closing date.

          (b) $250,000 of the Cash Component shall be placed into an escrow account at the Closing (the "Escrowed Funds"). To the extent that, during the first 90 days after the Closing, steel orders from the Business filled within 90 days prior to the Closing ("Near-Closing Steel Orders") are rightfully returned to Purchaser (by Acme Packaging or any other third party) for non-conformance of the steel with the specifications of the relevant order, and the amount of money which must be paid to the relevant customers with respect to such returns (less the fair value of the returned steel (which shall at a minimum equal the scrap value of such returned steel) and the fair value of any other consideration received by Purchaser or its affiliates in connection with such return) exceeds the Return Threshold, Purchaser shall be entitled to be reimbursed for such excess from (and only from and to the extent of) the Escrowed Funds. Purchaser shall be obligated to act with respect to customer claims in respect of Near-Closing Steel Orders as if such claims were solely for Purchaser's own account (and no recourse against the Escrowed Funds (or Acme) existed with respect to such claims), and otherwise in good faith. The entire amount of the Escrowed Funds, together with all earnings thereon but less any amount paid over to Purchaser pursuant to the preceding sentence, shall be paid over to Acme (or its designee) on the 91st day after the Closing. The "Return Threshold" shall equal the product of (i) the quotient of the aggregate dollar amount of steel order credits issued by the Business during the first six fiscal months of fiscal year 2000, divided by the aggregate number of tons of steel orders shipped during such period, multiplied by (ii) the aggregate number of tons of Near-Closing Steel Orders.

     9. Supply Agreements. At the Closing, Purchaser, and Acme Packaging Corporation ("Acme Packaging") and Alpha Tube Corporation ("Alpha Tube"), respectively, shall enter into contracts for the supply of steel products by Purchaser after the Closing (the "Supply Agreements"). It currently is contemplated that the definitive Supply Agreements will be attached to the Purchase Agreement as exhibits. Certain principal terms of the Supply Agreements are set forth in Annex A hereto.

     10. Employee Matters. (a) "Active Employee" means (i) an employee on the Closing date of Acme who at such time renders services primarily to the Business or to NACME (pursuant to the Leased Services Agreement with NACME) and is actively at work, on vacation or on short-term disability leave, and (ii) an employee of Metals who renders services primarily to the Business and who is listed on a schedule of such employees delivered to Purchaser on even date herewith (the "Transferred Metals Employee Schedule"). "Inactive Employee" means an employee on the Closing date of Acme who is not actively at work on the Closing date (including any such individual on leave of absence, long-term disability leave, military leave or layoff with recall rights) but who, when last actively at work, rendered services primarily to the Business or to NACME (pursuant to the Leased Services Agreement with NACME). "Business Employee" means (i) any Active Employee, (ii) any Inactive Employee, (iii) any individual (other than an Active Employee or Inactive Employee), listed on a schedule delivered to Purchaser on even date herewith (the "Former Employee Schedule"),
(iv) any individual who retires or whose employment by Acme otherwise terminated or terminates on or after January 1, 2000 and prior to the Closing date who is listed in the Former Employee Schedule, as updated by Acme and delivered to Purchaser on the Closing date (it being understood that the allocation to the Business of such additional former employees in the Former Employee Schedule, as updated, will be made in the same manner as used to allocate former employees on the Former Employee Schedule as delivered to Purchaser on even date herewith), and (v) any current or former spouse, dependent or beneficiary of any of the foregoing.

          (b) Purchaser may offer employment to Active Employees and Inactive Employees, effective as of the Closing date, as shall be determined by Purchaser and specified to Acme prior to the Closing date.

          (c) Purchaser shall assume the Liabilities relating to the employment or termination of employment of any Business Employee ("Employee Liabilities"), whether arising at, prior to or following the Closing date, including without limitation any Plan Liabilities (as defined below); provided however that Acme shall remain responsible for any severance payments to Business Employees who are not offered employment by Purchaser, and for any retention payments to Business Employees regardless of whether they are offered employment by Purchaser, all up to an aggregate amount of $1,600,000; and provided further that, except with respect to post-retirement medical and life benefits (including benefits under the Program of Hospital and Physicians' Services), long-term disability benefits, COBRA benefits, and pension and savings plan liabilities assumed pursuant to Sections 11(d) and (e) hereof, Purchaser shall not assume or be responsible for Employee Liabilities or Plan Liabilities arising prior to the Petition Date that (i) are not "retiree benefits" as defined in section II 14(a) of the Bankruptcy Code, and (ii) do not constitute or give rise to a claim entitled to priority under section 503(b), 507(a)(3) or 507(a)(4) of the Bankruptcy Code.

     11. Benefits. (a) Purchaser shall assume and be responsible for, and shall indemnify Metals and its affiliates against, all Liabilities of Metals and its affiliates relating to the Business Employees arising under or in connection with any employee benefit plan, program or arrangement providing for pension, savings, medical, dental, life insurance, disability, retention, severance pay, incentive, workers' compensation or other employee benefits, including without limitation post retirement benefits and COBRA benefits ("Plan Liabilities"). Without limiting the foregoing, Purchaser shall expressly assume and agree to perform the Key Employee Retention Plan with respect to Business Employees as may be required under the terms of such plan, subject to satisfaction of Acme's obligation to pay severance and retention payments up to an aggregate amount of $1,600,000 as provided in the first proviso clause in Section I 0(c) above.

          (b) Without limitation of Purchaser's other express obligations under this Section 11, Purchaser shall provide compensation and benefits to those Business Employees hired by Purchaser (other than Business Employees who are represented by unions) at least comparable in the aggregate to the compensation and benefits provided by Purchaser to its other similarly situated employees, for a period of not less than one year following the Closing date. Business Employees hired by Purchaser shall be given appropriate credit with respect to any such compensation and benefits for service with Acme and its affiliates for purposes of determining eligibility, vesting and amount of such compensation and benefits.

          (c) Purchaser shall credit each Business Employee with the unused vacation days and any personal days and sick days accrued in accordance with the vacation and personnel policies and labor agreements applicable to Business Employees as of the Closing date.

          (d) Effective as of the Closing date, Purchaser shall either (i) provide evidence reasonably satisfactory to Acme as to the tax-qualified status of a newly-formed defined benefit pension plan which shall cover Business Employees who are participants under the Consolidated Pension Plan for Acme Salaried and Hourly Employees ("Acme Pension Plan") or (ii) provide evidence reasonably satisfactory to Acme as to the tax-qualified status of an existing defined benefit pension plan maintained by Purchaser (such newly established or existing plan, the "Purchaser's Pension Plan"). Acme shall provide evidence reasonably satisfactory to Purchaser as to the tax-qualified status of the Acme Pension Plan. As of the Closing date, Purchaser's Pension Plan shall assume all liabilities and obligations of the Acme Pension Plan with respect to the Business Employees. As soon as practicable following the Closing date, Acme or its affiliates shall cause a transfer from the Acme Pension Plan (or, in the case of certain PBGC premiums, Acme may pay directly) to Purchaser's Pension Plan of the amount of the assets of the Acme Pension Plan attributable to the benefits of the Business Employees, as determined by the actuary for the Acme Pension Plan ("Acme's Actuary") in accordance with Annex B hereto. The calculation of such transfer amount pursuant to Annex B may be reviewed solely for accuracy of data and calculations by an actuary designated by Purchaser (it being understood and represented by Purchaser and Purchaser's actuary that any such review and any notice of error shall be made without regard to the financial or other effect of the correction of such error to the respective plans and parties). Purchaser shall provide indemnity in the event that the PBGC imposes liability on Acme or its affiliates upon a subsequent termination of Purchaser's Pension Plan.

          (e) Effective as of the Closing date, Purchaser shall either (i) provide evidence reasonably satisfactory to Acme as to the tax-qualified status of one or more newly-formed defined contribution plans which include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Tax Code") (a "401(k) Plan") which shall cover Business Employees who are participants in the Acme Metals Incorporated Salaried Employees' Retirement Savings Plan and the Acme Steel Company Hourly Employees 401(k) Plan (the "Acme Savings Plans) or (ii) provide evidence reasonably satisfactory to Acme as to the tax-qualified status of one or more existing 401(k) Plans (such newly established or existing 401(k)
Plans, "Purchaser's Savings Plans"). Acme shall provide evidence reasonably satisfactory to Purchaser as to the tax-qualified status of the Acme Savings Plans. Business Employees in the Acme Savings Plans shall be fully vested in their account balances at the Closing date. As of the Closing date, Purchaser's Savings Plans shall assume all liabilities and obligations of the Acme Savings Plans. As soon as practicable following the Closing date, Acme and its affiliates and Purchaser shall arrange for the transfer of the accounts and related liabilities and obligations with respect to the Business Employees under the Acme Savings Plans to Purchaser's Savings Plans.

     12. Reline Costs. Acme has provided Purchaser with a schedule listing its outstanding contracts (including purchase orders) with respect to the Reline which in the aggregate do not exceed $6,237,584. Anything in this Term Sheet to the contrary notwithstanding, the Purchase Agreement will (unless otherwise agreed by the parties during the course of negotiations of the Purchase Agreement) provide that Purchaser will not be responsible for any other contracts (including purchase orders) that Acme may enter into with respect to the Reline (or any material or equipment acquired under any such contract) without Purchaser's consent, provided that such consent will not unreasonably be withheld with respect to any such contracts reasonably necessary in order for the Business to be in a position timely to complete the repair or replacement of the blast furnace bustle pipe currently scheduled for April 2001 or to complete at the same time any other Reline work outside of the interior of the blast furnace (such latter contracts, "Exterior Reline-Related Contracts"). Any such Reline contracts for which Purchaser is not to be responsible, together with any material or equipment acquired thereunder, shall constitute Excluded Assets and Excluded Liabilities. The Purchase Agreement also will provide that Acme will cooperate with Purchaser in terms of deferring and/or canceling currently existing Reline contracts (other than currently existing Exterior Reline-Related Contracts), all at the sole expense of Purchaser (regardless of whether or not the Closing occurs).

     13. Riverdale Retained Use and Services Agreement. The conveyance to Purchaser of the Acme Real Property shall be subject to the right of Acme to continue to use those portions of Acme's Riverdale, Illinois site (other than the Riverdale office space, except perhaps on a temporary basis) currently used by Metals or Acme Packaging in connection with their "Fabricating" segment and cold reduction mill and slitting operations at the site. Acme will assign such retained right to Acme Packaging, and at the Closing, Purchaser and Acme Packaging shall enter into a contract governing such retained use, and also providing for Purchaser continuing to make available to Metals and Acme Packaging the utilities and other site services currently used by Metals or Acme Packaging in connection with such above-described operations (the "Riverdale Retained Use and Services Agreement"). The portions of the Riverdale site (other than the above-mentioned office space) the use of which are to be retained by Acme Packaging (as assignee of Acme) are those indicated in the Addendum to
Schedule I annexed hereto and such other areas as may be specified in the definitive agreement. It currently is contemplated that the definitive Riverdale Retained Use and Services Agreement will be attached to the Purchase Agreement as an exhibit. Certain principal terms of the Riverdale Retained Use and Services Agreement are set forth in Annex C hereto. Acme Packaging's rights under the Riverdale Retained Use and Services Agreement shall not be subject to any mortgage that Purchaser may place on the Riverdale site. Acme Packaging will be permitted to grant a leasehold mortgage and security interest in its rights under the Riverdale Retained Use and Services Agreement. Purchaser will waive any rights that it otherwise might have against any property of Acme Packaging from time to time located on the portions of the Riverdale site leased to the use of which is retained under the Riverdale Retained Use and Services Agreement, and will agree in any event to permit the removal (by Acme Packaging or its creditors) of all or any portion of such property at any time.

     14. Transition Services Agreement. At the Closing, Purchaser and Metals will enter into a transition services agreement (the "Transition Services Agreement") pursuant to which they will provide to each other, for a transition period (or transition periods) to be agreed, those "corporate", administrative or other support services (including MIS for up to a 24-month period) that (i) prior to the Closing were provided to the Business using assets and/or employees of Metals and its subsidiaries not being transferred to Purchaser or (ii) prior to the Closing were provided to the businesses of Metals and its affiliates other than the Business (including the non-transferred cold reduction mill and slitting operations) using assets and/or employees being transferred to Purchaser, as the case may be. The Transition Services Agreement will provide that the party receiving transition services will pay a charge for such services, which charge will be determined, to the greatest extent possible, in a manner that is consistent with the manner in which such parties have historically been charged for such services; however, it is understood and agreed that the party receiving transition services in any event will (without duplication) reimburse the providing party for all (or, with respect to the matters described in clause (y) below (Purchaser being the reimbursing party in such circumstances), two-thirds of the) incremental costs and expenses (including allocable overhead) of providing such services, it being understood that such incremental costs would include (without limitation) (x) costs associated with personnel that, but for the obligation to provide transitional services, would have been discharged and (y) costs (whether incurred prior to or after the Closing) associated with preparing the MIS system for use by two unaffiliated organizations such as (for example) "separating" the two organizations with respect to the MIS system to such a degree that changes made by one party to its system will not affect the other and inserting appropriate firewalls between the systems.

     15. Employee Non-Solicitation. The Purchase Agreement will contain mutual restrictive covenants with respect to solicitation or hiring of transferred and non-transferred employees.

     16. Conditions to Closing. The Purchase Agreement will contain customary Closing conditions concerning the absence of injunctions and the accuracy of representations, and the performance of covenants, in all material respects. Other than such conditions and the Bankruptcy Court orders mentioned in the Letter, the only other material conditions to Closing under the Purchase Agreement shall be the following:

          (a) Any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to any of the transactions contemplated hereby shall have expired or been earlier terminated.

          (b) Purchaser shall have (or is reasonably assured of obtaining, forthwith after the Closing date), all material governmental permits (other than any permits that by their nature cannot be obtained, and are not required to be obtained, until after the Closing has occurred but may be obtained in the ordinary course of business after the Closing) required for Purchaser immediately following the Closing to conduct the Business in all material respects in the manner conducted by Acme in the ordinary course. Purchaser shall use its best efforts to obtain all such governmental permits (which may take the form of an assignment or transfer of a license or permit from Acme to Purchaser). It specifically is understood that final governmental approval of the transfer, or re-issuance, of certain permits may take an extended period of time, and that consummation of the Closing shall not be delayed pending the securing of such final governmental approvals, so long as, either by operation of law, as a result of securing temporary permits or otherwise, Purchaser immediately following the Closing will be able lawfully to continue to conduct the Business as set forth above.

          (c) Purchaser and the United Steelworkers of America (the "Union") shall have entered into a mutually satisfactory collective bargaining agreement covering hourly employees of the Business at the Chicago and Riverdale plants (the "Purchaser CBA").

          The parties presently contemplate that prior to the execution of the Purchase Agreement, Purchaser and the Union either shall have entered into the definitive Purchaser CBA conditional upon consummation of the Closing or shall have entered into a preliminary agreement that summarizes the substantive content of all of the material terms and conditions of the Purchaser CBA. In any event, the Purchase Agreement shall require Purchaser to negotiate in good faith, and use its best efforts to enter into, the Purchaser CBA as soon as possible.

          (d) From the date of the Purchase Agreement, there shall not have occurred (i) any material adverse change in the Business, the Acquired Assets, the Assumed Liabilities or the results of operations of the Business, in each case when taken as a whole, disregarding for the purposes of this condition each of the following, and any effects thereof; (A) seasonal changes; (B) changes in general economic conditions; (C) events or changes to the extent that they generally affect domestic integrated steel producers; (D) the transactions contemplated by this Term Sheet becoming publicly known; (E) the identity of, or actions taken by, Purchaser or its affiliates; and (F) any event or change to the extent the effects thereof will not continue after the Closing or the effects thereof will be reflected in Working Capital or Purchaser otherwise will be compensated therefor through the provisions described in Section 8 hereof, provided, however, that average EBITDA of the Business per month for the period from the first day of Acme's September fiscal month to the second business day prior to the Closing date (the "EBITDA Period") shall not be less than $750,000; or (ii) any material damage, destruction or, casualty loss to the Business' principal manufacturing facilities located in Chicago and Riverdale which (X) would materially reduce the benefit to Purchaser of the transactions contemplated by this Term Sheet and (y) has not been repaired or replaced.

          EBITDA will be calculated excluding (i) any LIFO adjustment, (ii) non-cash, non-operating expenses, (iii) gain or loss from writedown or writeup of assets, (iv) gain or loss from extraordinary items as determined in accordance with GAAP (as historically applied by Metals) or from any non-recurring transaction, (v) bankruptcy/reorganization costs and expenses,
(vi) restructuring costs and (vii) any other adjustments to the extent that they relate to periods other than the EBITDA Period.

          (e) Anything in this Term Sheet to the contrary notwithstanding, it is understood that inclusion of the Wabush-related assets is not a condition precedent to consummation of the Closing and Acme will not be bound by execution of the Purchase Agreement to sell such assets to Purchaser, provided, however, that (1) Acme shall forthwith (on or after the Closing date) transfer its interest in the Wabush-related assets if (A) all required consents (if any) of the other equity owners of the Wabush Mines venture to the transfer of Acme's interest in Wabush to Purchaser without complying with the right of first refusal provisions, shall have been obtained, (B) the parties shall be reasonably satisfied that, as a result of action by the Bankruptcy Court, such transfer may be consummated without obtaining such consent or complying with such right of first refusal provision or (C) Acme triggers the right of first refusal and the period for exercise of such right of first refusal in favor of such other equity owners without such right having been exercised expires and
(2) Acme shall not be required to trigger the right of first refusal provision prior to the Closing, but if the conditions set forth in the preceding subclauses (1)(A) or (1)(B) do not occur on or before the Closing, then Acme shall immediately thereafter trigger the right of first refusal.

          In the event Acme triggers the right of first refusal and such right of first refusal exercised, then the Wabush interest, and Acme's rights and obligations under the Wabush-related contracts (other than any ordinary course accounts receivable and accounts payable as of the Closing date), shall be excluded from the Acquired Assets and Assumed Liabilities, and the Cash Component shall be reduced by the Wabush Amount. Further, the Purchase Agreement will contain provisions for the possible delayed inclusion of such Wabush-related assets and liabilities after the Closing in the event that Acme does not trigger the right of first refusal provisions until after the Closing, or the right of first refusal provision is triggered by Acme, but the period for exercise of first refusal rights has not expired, prior to the Closing (including without limitation provisions concerning resale to Purchaser of post-Closing deliveries from Wabush Mines).

          (f) (1) Either (i) all required consents (if any) of NPS Holding, L.L.C. and/or National Material, L.P. (the "National Entities") to the transfer of Acme's equity interest in NACME to Purchaser without compliance with the right of first refusal provisions of the NACME Operating Agreement shall have been obtained, (ii) the parties shall be reasonably satisfied that, as a result of action by the Bankruptcy Court, such transfer may be consummated without obtaining any such consent or complying with any such right of first refusal provision, or (iii) if Acme in its sole discretion determines to trigger such provision, the period for exercise of such right of first refusal by the National Entities shall have expired without such right having been exercised.

               (2) Either (i) all required consents (if any) of the National Entities to the substitution of Purchaser for Acme as a member in NACME shall have been obtained, or (ii) the parties shall be reasonably satisfied that, as a result of action by the Bankruptcy Court, such substitution may be consummated without obtaining any such consent.

               (3) If the conditions set forth in (f)(1) and (0(2) have been satisfied or waived, (x) all required consents of the National Entities and/or NACME to the release of Acme from its obligations under the NACME contracts (upon assignment and assumption thereof to Purchaser) shall have been obtained and (y) and the National Entities, Acme and Purchaser have agreed to the mutually satisfactory arrangements described in the penultimate sentence of
Section 6 above.

          (g) It is understood that Purchaser intends to have an environmental report prepared by a third party concerning environmental conditions at the Acme Real Property. It will be a condition precedent that Purchaser is satisfied in its discretion with the results of such environmental report, provided that Purchaser shall be required to make such determination in good faith. The Purchase Agreement shall provide that (i) this condition shall be deemed to have been waived by Purchaser unless, prior to or on the 100th day after the date the Interim Order (as defined in the Letter) is entered, Purchaser delivers to Acme notice to the effect that it has determined that it is not satisfied with such results and is not waiving this condition precedent (which notice shall be irrevocable), (ii) without limitation of clause (i), (x) Purchaser in any event forthwith shall notify Acme if and when it shall have made a final determination with respect to the satisfaction or waiver of this condition (which notice shall be irrevocable) and (y) Purchaser shall use all reasonable efforts to make such final determination as soon as possible after receiving such environmental report, and (iii) if Purchaser shall invoke this condition precedent, then Purchaser shall (x) if requested by Acme, allow Acme and its representatives and advisers reasonable opportunity to review such environmental report, and (y) if requested by Acme and if Acme has paid the Expense Reimbursement (as defined in the Letter), forthwith deliver to Acme a copy of such environmental report.

          (h) It is understood that (i) in connection with certain provisions described in Annex C, Purchaser may identify to Acme prior to the Closing certain possible Environmental Liabilities specified in the environmental report referred to in Section 16(g) which Purchaser reserves its right to assert constitute "Fabricating Environmental Liabilities", (ii) Acme may in its discretion determine not to proceed with the Closing if Purchaser in fact delivers any notice to it of the nature described in clause (i) and (iii) neither any such notice to Acme by Purchaser described in clause (i), nor Acme's failure to exercise its rights described in clause (ii), shall in any way imply, or constitute an admission by Acme, Acme Packaging or Metals, that any such identified possible Environmental Liabilities constitute Fabricating Environmental Liabilities. Any notice pursuant to clause (i) shall describe in reasonable detail the possible Environmental Liabilities in respect of which Purchaser is so reserving its rights.

Conditions (a), (c), (d)(ii)(f)(1) and (f)(2) will be mutual conditions, conditions (b), (d)(i) and (g) will be for the benefit of (and may be waived by) Purchaser, and conditions (0(3) and (h) will be for the benefit of (and may be waived by) Acme and Metals.

     17. Termination. Either party will have the right to terminate the Purchase Agreement if (other than as a result of a breach by the terminating party) the Closing does not occur by January 31, 2001.

     18. Survival, Indemnification. (a) The Purchase Agreement will contain indemnification provisions customary for transactions of this nature (taking into account Section 18(c) below).

          (b) The Purchase Agreement shall include representations, warranties and accompanying schedules customary for the transactions of this type, regarding, among other things, information about the Acquired Assets and Assumed Liabilities, organization, authority to conduct business, absence of conflicts, books and records, financial statements, employment benefit plans and employment agreements, inter-company relations, material contracts, intellectual property, insurance, litigation, owned and leased real and personal property, known environmental liabilities, tax matters, licenses and permits, liens, and customers and suppliers.

          (c) Sections 18(a) and (b) notwithstanding, the representations and warranties of the parties (other than those relating to corporate authority to execute, deliver and perform the Purchase Agreement and the ancillary documents, due execution and enforceability) shall not survive the Closing.

     19. Transfer Taxes. As between Acme and Purchaser, Purchaser shall be responsible for all sales, transfer or similar taxes incurred in connection with the transactions contemplated hereby, to the extent that the exemption provided by section I 146(c) of the Bankruptcy Code is not available.

     20. Certain Provisions Regarding Wabush and NACME. Since this Term Sheet is non-binding, for the convenience of the parties, the acquisition of Acme's interests in Wabush and NACME, and the acquisition of the other Acquired Assets, are treated together in this single Term Sheet and the "Purchase Agreement" is denominated as a single document. The parties understand that the "Purchase Agreement" in fact may involve separate agreements with respect to Wabush, NACME and the other Acquired Assets, respectively. Closing under such separate agreements with respect to Wabush and NACME would be subject to consummation of the "Closing" under the main Purchase Agreement.

     21. Preparation of Definitive Documents. Purchaser's counsel shall draft the Purchase Agreement and the Supply Agreements and Acme's counsel shall draft the Riverdale Retained Use and Services Agreement and the Transition Services Agreement.